EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Annaly Mortgage Management, Inc. on Form S-4 of our report dated March 5, 2004, appearing in the Annual Report on Form 10-K, which is incorporated by reference in this Registration Statement.

We also consent to the references to us under the heading "Proposed Acquisition of FIDAC by Annaly," "Notice of Annual Meeting of Annaly Stockholders," "Questions and Answers About the Annual Meeting," "Purpose of the Annual Meeting," "Quorum; Effect of Abstention and Broker "Non-Votes," "Voting," "The Audit Committee," "Ratification of Appointment of Independent Auditors," "Exhibits" and "Experts" in this Registration Statement.

/s/ Deloitte & Touche LLP

March 9, 2004